Exhibit 3.3

CERTIFICATE OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
WYNN LAS VEGAS CAPITAL CORP.
Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Wynn Las Vegas Capital Corp., a Nevada corporation, does hereby certify as follows:
A.The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.
B.The amendment and restatement of the articles of incorporation as set forth below has been approved by the sole stockholder of the corporation, which is sufficient for approval thereof.
C.This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
WYNN LAS VEGAS CAPITAL CORP.
ARTICLE I
NAME
The name of the corporation is Wynn Las Vegas Capital Corp. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

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ARTICLE III
PURPOSE
The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.
ARTICLE IV
CAPITAL STOCK
Section 1.    Authorized Shares. The aggregate number of shares which the Corporation shall have the authority to issue shall consist of two thousand (2,000) shares of common stock, par value $0.01 per share.
Section 2.    Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.
ARTICLE V
DIRECTORS AND OFFICERS
Section 1.    Board of Directors; Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation, as amended from time to time (the “Bylaws”). The board of directors shall consist of at least one (1) and not more than thirteen (13) individuals. As of the date of these Second Amended and Restated Articles of Incorporation (as amended from time to time, the “Articles of Incorporation”), the board of directors of the Corporation consists of eight (8) individuals. The number of directors may be changed from time to time within this range in such manner as shall be provided in the Bylaws.
ARTICLE VI
INDEMNIFICATION; EXCULPATION
Section 1.    Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is

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ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
Section 2.    Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.
Section 3.    Repeal and Conflicts. Any repeal or modification of Section 1 or Section 2 of this Article VI approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 1 or Section 2 of this Article VI and any other Article of the Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of this Article VI shall control.
ARTICLE VII
COMBINATIONS WITH INTERESTED STOCKHOLDERS
At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in Nevada Revised Statutes 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in Nevada Revised Statutes 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.
ARTICLE VIII
SPECIAL PROVISION REGARDING DISTRIBUTIONS
Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by Nevada Revised Statutes 78.288(2)(b).
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IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Second Amended and Restated Articles of Incorporation of Wynn Las Vegas Capital Corp. as of February 26, 2015.
/s/ Kim Sinatra
Name: Kim Sinatra
Title: Secretary

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